Exhibit 99.1

NEWS RELEASE

Cliffs Natural Resources Inc. Reports Full-Year 2013 Revenue of $5.7 Billion; Cash Flow from Operations More Than Doubles to $1.1 Billion

•	Net Debt Reduced to $2.7 Billion; Year-over-year SG&A and Exploration Expenses Decrease 32% or $135 Million

•	Fourth-quarter Results Include $183 Million in Pre-tax Wabush-related Charges and Chromite Project Goodwill Impairment of $81 Million

•	Full-year 2014 Capital Expenditure Expectation Range of $375 - $425 Million, over 50% Lower Than Full-year 2013 Capital Expenditures Results of $862 Million

CLEVELAND—Feb. 13, 2014—Cliffs Natural Resources Inc. (NYSE: CLF) (Paris: CLF) today reported fourth-quarter and full-year results for the period ended Dec. 31, 2013. Full-year revenues of $5.7 billion decreased $181 million, or 3%, from the previous year. The lower revenues were primarily driven by slightly lower global iron ore sales volumes and significantly lower market pricing for metallurgical coal products. This was partially offset by a 12% increase in coal sales volumes. Cost of goods sold decreased by 3% to $4.5 billion driven by lower cost rates for Cliffs' North American Coal business and favorable foreign exchange rates. For the full year, Cliffs recorded net income attributable to Cliffs’ shareholders of $414 million, or $2.37 per diluted share, compared with a net loss of $899 million, or $6.32 per diluted share, in 2012. The full-year results for both 2013 and 2012 include special item charges related to certain asset and goodwill impairments and noncontrolling interest adjustments. Excluding these special items, which are detailed in the attached "Non-GAAP Reconciliation", full-year 2013 adjusted net income attributed to Cliffs' shareholders was $672 million, or $3.85 per diluted share, higher than full-year 2012's adjusted net income of $493 million, or $3.46 per diluted share.

Gary Halverson, Cliffs' President and Chief Executive Officer, said, "Through a Company-wide focus to improve our cost profile and financial position, we ended the year with over a billion dollars in cash flow from operations, paid down the entire balance on our revolving credit facility, and achieved $1.5 billion in adjusted EBITDA. Looking ahead, sharper capital allocation that increases shareholder value must drive our decisions. The first step in this process is significantly cutting our capital spending and idling and or exploring alternatives for underperforming assets in our portfolio."

Fourth-Quarter Consolidated Results

Fourth-quarter 2013 consolidated revenues decreased slightly to $1.5 billion driven by lower market pricing and sales volumes for metallurgical coal products. This was partially offset by a 10% increase in global seaborne iron ore pricing to an average of $135 per ton for a 62% Fe fines product (C.F.R. China). Cost of goods sold decreased by 6% to $1.2 billion, primarily driven by favorable foreign exchange rates, lower costs at Wabush Mine, and lower cost rates for Cliffs' North American Coal business. Lower cost of goods sold resulted in a 23% increase in consolidated sales margin to $295 million, from $239 million in last year's comparable quarter.

Cliffs' fourth-quarter 2013 SG&A expenses were $64 million and included $8 million in severance-related costs. Excluding these costs, fourth-quarter 2013 SG&A expenses were $56 million, an 18% decrease when compared to the year-ago quarter of $68 million, which also excludes $12 million of special items. Year-over-year exploration expenses decreased $35 million, or 72%, to $13 million in the fourth quarter of 2013. The decrease was driven by the Company's initiative to reduce exploration spending, as well as to scale back on chromite project-development spending. During the fourth quarter of 2013, Cliffs announced it was indefinitely suspending major components of its Chromite Project in Northern Ontario given the uncertain timeline and risks associated with the development of necessary infrastructure to bring this project online.

As previously disclosed, during fourth-quarter 2013, the Company recorded $183 million in charges related to its Wabush Mine in Eastern Canada. These charges were comprised of a $155 million non-cash asset impairment charge, which was reflected within the goodwill and long-lived asset impairment line on the consolidated income statement, and a $28 million supplies inventory write-down charge, which was reflected in the fourth quarter of 2013's cost of goods sold line item. Also during the quarter, Cliffs recorded a non-cash goodwill impairment charge of $81 million related to the aforementioned suspension of its Chromite Project.

Fourth-quarter 2013 miscellaneous - net income increased to $50 million and was comprised of: $45 million in proceeds from insurance recoveries primarily related to the Company's North American Coal mines, a favorable impact of $28 million related to foreign currency exchange remeasurements, and an unfavorable penalty of $16 million incurred from a minimum tonnage rail shipment contract obligation not being met as a result of the delay in the Bloom Lake Phase II expansion.

Fourth-quarter 2013 results included an income tax benefit of $14 million versus an expense of $491 million reported in the previous year's comparable quarter. As previously disclosed, the prior year's fourth quarter income tax expense included $541 million in non-cash valuation allowances related to two of the Company's deferred tax assets.

For the fourth quarter of 2013, Cliffs recorded net income attributable to Cliffs' common shareholders of $31 million, or $0.20 per diluted share, compared with a loss of $1.6 billion, or $11.36 per diluted share, in the fourth quarter of 2012. Excluding the special items detailed in the attached "Non-GAAP Reconciliation," fourth-quarter 2013 adjusted net income attributable to Cliffs' shareholders was $218 million, or $1.22 per diluted share, up from $89 million, or $0.63 per diluted share, in the fourth quarter of 2012.

U.S. Iron Ore

	Three Months Ended December 31,		Year Ended December 31,
	2013	2012	2013	2012
Volumes - In Thousands of Long Tons
Total sales volume	6,204	6,234	21,299	21,633
Total production volume	5,494	6,253	20,271	21,992
Sales Margin - In Millions
Revenues from product sales and services	$773.7	$780.6	$2,667.9	$2,723.3
Cost of goods sold and operating expenses	518.9	513.3	1,766.0	1,747.1
Sales margin	$254.8	$267.3	$901.9	$976.2
Sales Margin - Per Long Ton
Revenues from product sales and services*	$112.70	$112.06	$113.08	$114.29
Cash cost**	65.51	64.55	65.08	64.50
Depreciation, depletion and amortization	6.13	4.64	5.65	4.66
Cost of goods sold and operating expenses*	71.64	69.19	70.73	69.16
Sales margin	$41.06	$42.87	$42.35	$45.13

*	Excludes revenues and expenses related to domestic freight, which are offsetting and have no impact on sales margin. Revenues per ton also exclude venture partner cost reimbursements.

**	Cash cost per ton is defined as cost of goods sold and operating expenses per ton less depreciation, depletion and amortization per ton.

U.S. Iron Ore pellet sales volume was relatively flat in the fourth quarter of 2013 compared to the prior year. During the quarter, there was increased domestic demand and a catch-up of tonnage resulting from the end of a customer's force majeure. This was offset by lower sales volume from the expiration of a customer contract.

Fourth-quarter 2013 revenues per ton were $112.70, up 1% from $112.06 in the year-ago quarter. The increase was primarily attributable to higher pricing for one customer due to the reset of their contract base rate. This was partially offset by customer mix, increased sales to seaborne customers, which have lower realized pricing due to higher freight and handling costs, and an unfavorable true-up on hot-rolled steel pricing.

Cash cost per ton in U.S. Iron Ore was $65.51, up 1% from $64.55 in the prior year's fourth quarter. The slight increase was due to lower production volumes and the resulting unfavorable impact on the mines' cost-per-ton rate.

Eastern Canadian Iron Ore

	Three Months Ended December 31,		Year Ended December 31,
	2013	2012	2013	2012
Volumes - In Thousands of Metric Tons
Total sales volume	2,164	2,295	8,551	8,934
Total production volume	2,326	2,326	8,655	8,515
Sales Margin - In Millions
Revenues from product sales and services	$235.3	$231.1	$978.7	$1,008.9
Cost of goods sold and operating expenses	286.3	309.5	1,082.0	1,130.3
Sales margin	$(51.0)	$(78.4)	$(103.3)	$(121.4)
Sales Margin - Per Metric Ton
Revenues from product sales and services	$108.73	$100.70	$114.45	$112.93
Cash cost*	110.03	116.56	105.66	108.59
Depreciation, depletion and amortization	22.27	18.30	20.87	17.93
Cost of goods sold and operating expenses*	132.30	134.86	126.53	126.52
Sales margin	$(23.57)	$(34.16)	$(12.08)	$(13.59)

*	Cash cost per ton is defined as cost of goods sold and operating expenses per ton less depreciation, depletion and amortization per ton.

Eastern Canadian Iron Ore sales volume was 2.2 million tons, a decrease of 6% versus the prior year's quarter. The decrease was primarily driven by December's extremely cold weather, which limited the loading of ships at the Pointe Noire port. During the fourth quarter of 2013, sales volume at Bloom Lake Mine was 1.3 million tons, down 6%, from 1.4 million tons in the prior year's quarter. Wabush Mine sold 670,000 tons of iron ore concentrate and 150,000 tons of iron ore pellets versus 900,000 tons of iron ore pellets in the prior year's comparable quarter.

Revenues per ton in Eastern Canadian Iron Ore were $108.73, up 8% from $100.70 in the prior year’s fourth quarter. The higher per-ton revenues were attributable to a 10% year-over-year increase in seaborne iron ore pricing and higher quality premiums versus the prior year. During the quarter, Bloom Lake and Wabush Mine realized quality premiums of $12 and $8 per ton, respectively. These increases were partially offset by the quarter's product mix, which was comprised of a higher proportion of iron ore concentrate versus pellets compared to the prior year's fourth quarter, and higher freight rates.

Cash cost per ton in Eastern Canadian Iron Ore was $110.03, down 6% from $116.56 in the year-ago quarter. Fourth-quarter 2013 cash costs at Wabush Mine were $143 per ton, down 14% from 2012's comparable quarter, primarily due to the absence of pelletizing costs from the Pointe Noire pellet plant. Wabush Mine's fourth-quarter 2013 cash costs included the previously mentioned supplies inventory write-down of $28 million, or $34 per ton.

The year-over-year decrease in Eastern Canadian Iron Ore's cash costs per ton was partially offset by higher cash costs at Bloom Lake Mine of $90 per ton, an increase of 5% from the prior year's comparable quarter. This was primarily due to higher mining costs driven by increased year-over-year strip ratios and additional overburden removal activities.

Asia Pacific Iron Ore

	Three Months Ended December 31,		Year Ended December 31,
	2013	2012	2013	2012
Volumes - In Thousands of Metric Tons
Total sales volume	2,978	2,841	11,043	11,681
Total production volume	2,723	3,237	11,109	11,260
Sales Margin - In Millions
Revenues from product sales and services	$324.8	$284.0	$1,224.3	$1,259.3
Cost of goods sold and operating expenses	213.0	229.0	857.2	948.3
Sales margin	$111.8	$55.0	$367.1	$311.0
Sales Margin - Per Metric Ton
Revenues from product sales and services	$109.07	$99.96	$110.87	$107.81
Cash cost*	58.90	65.86	63.71	68.18
Depreciation, depletion and amortization	12.63	14.75	13.92	13.00
Cost of goods sold and operating expenses	71.53	80.61	77.63	81.18
Sales margin	$37.54	$19.35	$33.24	$26.63

*	Cash cost per metric ton is defined as cost of goods sold and operating expenses per metric ton less depreciation, depletion and amortization per metric ton.

Fourth-quarter 2013 Asia Pacific Iron Ore sales volume increased 5% to 3.0 million tons, from 2.8 million tons in 2012’s fourth quarter. The increase was attributable to the timing of shipments in 2013.

Revenues per ton for the fourth quarter of 2013 increased 9% to $109.07, from $99.96 in the prior year’s fourth quarter. The increase was primarily driven by higher market pricing and lump premiums. Revenues per ton for the fourth quarter of 2013 were unfavorably impacted by a foreign exchange hedging loss of $2 per ton versus a gain of $2 per ton in the prior year's quarter.

Fourth-quarter 2013 cash cost per ton in Asia Pacific Iron Ore decreased 11% to $58.90, from $65.86 in 2012’s comparable quarter. The decrease was primarily due to favorable foreign exchange rate variances of $7 per ton.

North American Coal

	Three Months Ended December 31,		Year Ended December 31,
	2013	2012	2013	2012
Volumes - In Thousands of Short Tons
Total sales volume	1,777	1,913	7,274	6,512
Total production volume	1,685	1,855	7,221	6,394
Sales Margin - In Millions
Revenues from product sales and services	$183.4	$240.2	$821.9	$881.1
Cost of goods sold and operating expenses	204.5	245.8	836.4	882.9
Sales margin	$(21.1)	$(5.6)	$(14.5)	$(1.8)
Sales Margin - Per Short Ton
Revenues from product sales and services*	$89.70	$110.14	$101.20	$119.79
Cash cost**	85.14	98.07	85.47	104.99
Depreciation, depletion and amortization	16.43	15.00	17.72	15.08
Cost of goods sold and operating expenses*	101.57	113.07	103.19	120.07
Sales margin	$(11.87)	$(2.93)	$(1.99)	$(0.28)

*	Excludes revenues and expenses related to domestic freight, which are offsetting and have no impact on sales margin.

**	Cash cost per ton is defined as cost of goods sold and operating expenses per ton less depreciation, depletion and amortization per ton.

For the fourth quarter of 2013, North American Coal sales volume was 1.8 million tons, a 7% decrease from the 1.9 million tons sold in the prior year's comparable quarter. The decrease was due to lower domestic demand and export sales. Also, in the prior year's fourth quarter, Oak Grove Mine's sales volume was higher due to catch-up commitments related to the severe weather damage force majeure.

North American Coal’s 2013 fourth-quarter revenues per ton were down 19% to $89.70, versus $110.14 in the fourth quarter of 2012. The year-over-year decrease was primarily driven by lower market pricing for metallurgical coal products and customer mix.

Cash cost per ton decreased 13% to $85.14, from $98.07 in the year-ago quarter. The decrease was primarily due to a lower year-over-year cost rate, driven by improved operating efficiencies.

Cash Flow and Liquidity
For the fourth quarter, Cliffs generated $460 million in cash from operations, versus generating $239 million in 2012's comparable quarter. Full-year 2013 cash flow from operations increased 123% over full-year 2012 to $1.1 billion. The full-year and fourth-quarter increases in cash flow from operations were primarily driven by lower exploration and SG&A expenses, working capital improvements and the collection of insurance proceeds. Also, full-year 2012 cash flow from operations was unfavorably impacted as the period included large tax payments related to 2011's higher-than-expected profitability. The Company reduced capital expenditures by 64% to $119 million in the fourth quarter of 2013 versus spending $334 million in the prior year's fourth quarter, driven by decreased spending in Eastern Canada.

Cliffs' strong fourth quarter operating cash flow enabled the Company to pay down its revolving credit facility in its entirety and end the year with $336 million of cash and cash equivalents. At year end, Cliffs had $3.0 billion in total long-term debt, including the Company's equipment loan financing. During the fourth quarter of 2013, Cliffs received $103 million from equipment loan financing arrangements.

Cliffs reported depreciation, depletion and amortization of $155 million during the fourth quarter of 2013.

Outlook
In 2014, Cliffs expects accelerating economic growth in the United States to support domestic steel production and thus demand for steelmaking raw materials. The Company expects China's economy will expand at a pace near the official government target rate, primarily driven by fixed asset investment. As a result, increased steel production will continue to require both domestic and imported steelmaking raw materials to satisfy demand. Growth in these key markets is anticipated to provide continued demand for Cliffs' products.

Due to the commodity pricing volatility for the products Cliffs sells and for the purpose of providing a full-year outlook, Cliffs will utilize the year-to-date average 62% Fe seaborne iron ore spot price as of Jan. 31, 2014, which was $128 per ton (C.F.R. China), as a base price assumption for providing its full-year 2014 revenues-per-ton sensitivities for the Company's iron ore business segments. With $128 per ton as a base price assumption for full-year 2014, included in the table below is the expected revenues-per-ton range for the Company's iron ore business segments and the per-ton sensitivity for each $10 per ton variance from the base price assumption.

2014 Full-Year Realized Revenue Sensitivity Summary (1)
	U.S. Iron Ore (2)	Eastern Canadian Iron Ore (3)	Asia Pacific Iron Ore (4)
Revenues Per Ton	$105 - $110	$95 - $100	$100 - $105
Sensitivity Per Ton (+/- $10)	+/- $2	+/- $9	+/- $9

(1)	Based on the average year-to-date 62% Fe seaborne iron ore fines price (C.F.R. China) of $128 per ton as of Jan. 31, 2014.
(2)	U.S. Iron Ore tons are reported in long tons.
(3)	Eastern Canadian lron Ore tons are reported in metric tons, F.O.B. Eastern Canada.
(4)	Asia Pacific Iron Ore tons are reported in metric tons, F.O.B. the port.

The revenues-per-ton sensitivities consider various contract provisions and lag-year adjustments contained in certain supply agreements. Actual realized revenues per ton for the full year will depend on iron ore price changes, customer mix, freight rates, production input costs and/or steel prices (all factors contained in certain of Cliffs' supply agreements).

U.S. Iron Ore Outlook (Long Tons)
For 2014, Cliffs is maintaining its full-year sales and production volume expectation of 22 - 23 million tons from its U.S. Iron Ore business.

The U.S. Iron Ore revenues-per-ton sensitivity included within the 2014 revenue sensitivity summary table above also includes the following assumptions:

•	2014 average hot-rolled steel pricing of approximately $640 per ton

•	25 - 30% of the expected 2014 sales volume is linked to seaborne iron ore pricing

Cliffs' full-year 2014 U.S. Iron Ore cash-cost-per-ton expectation is $65 - $70. This expectation includes the year-over-year fixed cost leverage from higher sales volumes; however, this is more than offset by increased planned maintenance activity. Depreciation, depletion and amortization for full-year 2014 is expected to be approximately $7 per ton.

Eastern Canadian Iron Ore Outlook (Metric Tons, F.O.B. Eastern Canada)
Cliffs' full-year 2014 Eastern Canadian Iron Ore expected sales and production volumes are 6 - 7 million tons, comprised of virtually all iron ore concentrate. This includes 500,000 tons from Wabush Mine and the remainder from Bloom Lake Mine.

The Eastern Canadian Iron Ore revenues-per-ton sensitivity is included within the 2014 revenues-per-ton sensitivity table above. Full-year 2014 cash cost per ton in Eastern Canadian Iron Ore is expected to be $85 - $90. Depreciation, depletion and amortization is expected to be approximately $25 per ton for full-year 2014.

Asia Pacific Iron Ore Outlook (Metric Tons, F.O.B. the port)
Cliffs' full-year 2014 Asia Pacific Iron Ore expected sales and production volumes are 10 - 11 million tons. The product mix is expected to be approximately half lump and half fines iron ore.

The Asia Pacific Iron Ore revenues-per-ton sensitivity is included within the 2014 revenues-per-ton sensitivity table above. Full-year 2014 Asia Pacific Iron Ore cash cost per ton is expected to be approximately $60 - $65, lower than the previous year's cash costs primarily due to favorable foreign exchange rate assumptions. Cliffs anticipates depreciation, depletion and amortization to be approximately $14 per ton for full-year 2014.

North American Coal Outlook (Short Tons, F.O.B. the mine)
For 2014, Cliffs is increasing its North American Coal expected sales and production volumes to 7 - 8 million tons, driven by higher thermal coal production. The sales volume mix is anticipated to be approximately 67% low-volatile metallurgical coal and 21% high-volatile metallurgical coal, with thermal coal making up the remainder.

Cliffs' full-year 2014 North American Coal revenues-per-ton outlook is $85 - $90. Cliffs has approximately 50% of its expected 2014 sales volume committed and priced at approximately $87 per short ton at the mine. The revenue-per-ton expectation includes all anticipated thermal coal sales volume for 2014, which realizes a lower price than the Company’s metallurgical coal products. Cash cost per ton is anticipated to be $85 - $90. Full-year 2014 depreciation, depletion and amortization is expected to be approximately $15 per ton.

The following table provides a summary of Cliffs’ 2014 guidance for its four business segments:

2014 Outlook Summary
	U.S. Iron Ore (1)	Eastern Canadian Iron Ore (2)	Asia Pacific Iron Ore (3)	North American Coal (4)
Sales volume (million tons)	22 - 23	6 - 7	10 - 11	7 - 8
Production volume (million tons)	22 - 23	6 - 7	10 - 11	7 - 8
Cash cost per ton	$65 - $70	$85 - $90	$60 - $65	$85 - $90
DD&A per ton	$7	$25	$14	$15

(1)	U.S. Iron Ore tons are reported in long tons.
(2)	Eastern Canadian lron Ore tons are reported in metric tons, F.O.B. Eastern Canada.
(3)	Asia Pacific Iron Ore tons are reported in metric tons, F.O.B. the port.
(4)	North American Coal tons are reported in short tons, F.O.B. the mine.

SG&A Expenses and Other Expectations
The Company is reducing its year-over-year SG&A and exploration expenses by approximately $90 million. Full-year 2014 SG&A expenses are expected to be approximately $185 million. The decrease is primarily driven by expected reductions in employee-related expenses, outside services and legal settlements. Cliffs' full-year cash outflow expectation for exploration and chromite-related spending is approximately $15 million.

Also, as previously disclosed, Cliffs is expected to incur approximately $100 million in costs related to the Wabush Mine idle. The Company expects its full-year 2014 depreciation, depletion and amortization to be approximately $600 million.

Capital Budget Update
Cliffs expects its full-year 2014 capital expenditures budget to be $375 - $425 million. This includes approximately $100 million in cash carryover capital, with the remainder primarily comprised of sustaining and license-to-operate capital.

Conference Call Information
Cliffs Natural Resources Inc. will host a conference call tomorrow, Feb. 14, 2014, at 10 a.m. ET. The call will be broadcast live and archived on Cliffs' website: www.cliffsnaturalresources.com.
About Cliffs Natural Resources Inc.
Cliffs Natural Resources Inc. is an international mining and natural resources company. A member of the S&P 500 Index, the Company is a major global iron ore producer and a significant producer of high- and low-volatile metallurgical coal. Cliffs' strategy is to continually achieve greater scale and diversification in the mining industry through a focus on serving the world's largest and fastest growing steel markets. Driven by the core values of social, environmental and capital stewardship, Cliffs associates across the globe endeavor to provide all stakeholders operating and financial transparency.
The Company is organized through a global commercial group responsible for sales and delivery of Cliffs' products and a global operations group responsible for the production of the minerals the Company markets. Cliffs operates iron ore and coal mines in North America and an iron ore mining complex in Western Australia.

News releases and other information on the Company are available on the Internet at: http://www.cliffsnaturalresources.com

Follow Cliffs on Twitter at: http://twitter.com/CliffsNR.

Forward-Looking Statements
This release contains statements that constitute "forward-looking statements" within the meaning of the federal securities laws. As a general matter, forward-looking statements relate to anticipated trends and expectations rather than historical matters. Forward-looking statements are subject to uncertainties and factors relating to Cliffs’ operations and business environment that are difficult to predict and may be beyond our control. Such uncertainties and factors may cause actual results to differ materially from those expressed or implied by the forward-looking statements. These statements speak only as of the date of this release, and we undertake no ongoing obligation, other than that imposed by law, to update these statements. Uncertainties and risk factors that could affect Cliffs’ future performance and cause results to differ from the forward-looking statements in this release include, but are not limited to: trends affecting our financial condition, results of operations or future prospects, particularly the continued volatility of iron ore and coal prices; uncertainty or weaknesses in global economic conditions, including downward pressure on prices, reduced market demand, increases in supply and any slowing of the economic growth rate in China; our ability to successfully identify and consummate any strategic investments or capital projects and complete planned divestitures; our ability to successfully integrate acquired companies into our operations and achieve post-acquisition synergies, including without limitation, Cliffs Quebec Iron Mining Limited (formerly Consolidated Thompson Iron Mining Limited); our ability to cost effectively achieve planned production rates or levels; changes in sales volume or mix; the outcome of any contractual disputes with our customers, joint venture partners or significant energy, material or service providers or any other litigation or arbitration; the impact of price-adjustment factors on our sales contracts; the ability of our customers and joint venture partners to meet their obligations to us on a timely basis or at all; our ability to reach agreement with our iron ore customers regarding modifications to sales contract pricing escalation provisions to reflect a shorter-term or spot-based pricing mechanism; our actual economic iron ore and coal reserves or reductions in current mineral estimates, including whether any mineralized material qualifies as a reserve; the impact of our customers using other methods to produce steel or reducing their steel production; events or circumstances that could impair or adversely impact the viability of a mine and the carrying value of associated assets, as well as any resulting impairment charges; the results of prefeasibility and feasibility studies in relation to development projects; impacts of existing and increasing governmental regulation and related costs and liabilities, including failure to receive or maintain required operating and environmental permits, approvals, modifications or other authorization of, or from, any governmental or regulatory entity and costs related to implementing improvements to ensure compliance with regulatory changes; uncertainties associated with natural disasters, weather conditions, unanticipated geological conditions, supply or price of energy, equipment failures and other unexpected events; adverse changes in currency values, currency exchange rates, interest rates and tax laws; availability of capital and our ability to maintain adequate liquidity and successfully implement our financing plans; our ability to maintain appropriate relations with unions and employees and enter into or renew collective bargaining agreements on satisfactory terms; risks related to international operations; the potential existence of significant deficiencies or material weakness in our internal controls over financial reporting; and problems or uncertainties with leasehold interests, productivity, tons mined, transportation, mine-closure obligations, environmental liabilities, employee-benefit costs and other risks of the mining industry. The information contained herein speaks as of the date of this release and may be superseded by subsequent events. Except as may be required by applicable securities laws, we do not undertake any obligation to revise or update any forward-looking statements contained in this release.

Important Additional Information

Cliffs, its directors and certain of its executive officers may be deemed to be participants in the solicitation of proxies from Cliffs shareholders in connection with the matters to be considered at Cliffs' 2014 Annual Meeting. Cliffs intends to file a proxy statement with the U.S. Securities and Exchange Commission (the "SEC") in connection with any such solicitation of proxies from Cliffs shareholders. CLIFFS SHAREHOLDERS ARE STRONGLY ENCOURAGED TO READ ANY SUCH PROXY STATEMENT AND ACCOMPANYING WHITE PROXY CARD WHEN THEY BECOME AVAILABLE AS THEY WILL CONTAIN IMPORTANT INFORMATION. Information regarding the ownership of Cliffs' directors and executive officers in Cliffs shares, restricted shares and options is included in their SEC filings on Forms 3, 4 and 5. More detailed information regarding the identity of potential participants, and their direct or indirect interests, by security holdings or otherwise, will be set forth in the proxy statement and other materials to be filed with the SEC in connection with Cliffs' 2014 Annual Meeting. Information can also be found in Cliffs' Annual Report on Form 10-K for the year ended Dec. 31, 2012, filed with the SEC on Feb. 12, 2013. Shareholders will be able to obtain any proxy statement, any amendments or supplements to the proxy statement and other documents filed by Cliffs with the SEC for no charge at the SEC's website at www.sec.gov. Copies will also be available at no charge at Cliffs' website at www.cliffsnr.com or by contacting Carolyn Cheverine, Vice President, General Counsel & Secretary at (216) 694-7605. Shareholders may also contact D.F. King & Co., Inc., Cliffs’ proxy solicitor, toll-free at (800) 487-4870 or by email at cliffs@dfking.com.

SOURCE: Cliffs Natural Resources Inc.
INVESTOR RELATIONS AND GLOBAL COMMUNICATIONS CONTACTS:

Jessica Moran Director, Investor Relations (216) 694-6532	Patricia Persico Director, Global Communications (216) 694-5316
FINANCIAL TABLES FOLLOW
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CLIFFS NATURAL RESOURCES INC. AND SUBSIDIARIES STATEMENTS OF UNAUDITED CONDENSED CONSOLIDATED OPERATIONS

	(In Millions, Except Per Share Amounts)
	Three Months Ended December 31,		Year Ended December 31,
	2013	2012	2013	2012
REVENUES FROM PRODUCT SALES AND SERVICES
Product	$1,417.8	$1,424.3	$5,346.6	$5,520.9
Freight and venture partners' cost reimbursements	98.0	111.6	344.8	351.8
	1,515.8	1,535.9	5,691.4	5,872.7
COST OF GOODS SOLD AND OPERATING EXPENSES	(1,221.3)	(1,297.3)	(4,542.1)	(4,700.6)
SALES MARGIN	294.5	238.6	1,149.3	1,172.1
OTHER OPERATING INCOME (EXPENSE)
Selling, general and administrative expenses	(63.7)	(80.0)	(231.6)	(282.5)
Exploration costs	(13.1)	(47.6)	(59.0)	(142.8)
Impairment of goodwill and other long-lived assets	(250.8)	(1,049.9)	(250.8)	(1,049.9)
Miscellaneous - net	49.8	(31.1)	63.1	(5.7)
	(277.8)	(1,208.6)	(478.3)	(1,480.9)
OPERATING INCOME	16.7	(970.0)	671.0	(308.8)
OTHER INCOME (EXPENSE)
Changes in fair value of foreign currency contracts, net	(0.9)	(0.4)	(3.5)	(0.1)
Interest expense, net	(44.6)	(59.8)	(179.1)	(195.6)
Other non-operating income (expense)	1.2	2.0	0.9	2.7
	(44.3)	(58.2)	(181.7)	(192.9)
INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES AND EQUITY LOSS FROM VENTURES	(27.6)	(1,028.2)	489.3	(501.7)
INCOME TAX BENEFIT (EXPENSE)	13.9	(491.1)	(55.1)	(255.9)
EQUITY LOSS FROM VENTURES, net of tax	(0.5)	(382.1)	(74.4)	(404.8)
INCOME (LOSS) FROM CONTINUING OPERATIONS	(14.2)	(1,901.4)	359.8	(1,162.5)
INCOME and GAIN ON SALE FROM DISCONTINUED OPERATIONS, net of tax	—	30.8	2.0	35.9
NET INCOME (LOSS)	(14.2)	(1,870.6)	361.8	(1,126.6)
LOSS (INCOME) ATTRIBUTABLE TO NONCONTROLLING INTEREST	57.5	252.4	51.7	227.2
NET INCOME (LOSS) ATTRIBUTABLE TO CLIFFS SHAREHOLDERS	$43.3	$(1,618.2)	$413.5	$(899.4)
PREFERRED STOCK DIVIDENDS	(12.8)	—	(48.7)	—
NET INCOME (LOSS) ATTRIBUTABLE TO CLIFFS COMMON SHAREHOLDERS	$30.5	$(1,618.2)	$364.8	$(899.4)
EARNINGS (LOSS) PER COMMON SHARE ATTRIBUTABLE TO CLIFFS SHAREHOLDERS - BASIC
Continuing operations	$0.20	$(11.58)	$2.39	$(6.57)
Discontinued operations	—	0.22	0.01	0.25
	$0.20	$(11.36)	$2.40	$(6.32)
EARNINGS (LOSS) PER COMMON SHARE ATTRIBUTABLE TO CLIFFS SHAREHOLDERS - DILUTED
Continuing operations	$0.20	$(11.58)	$2.36	$(6.57)
Discontinued operations	—	0.22	0.01	0.25
	$0.20	$(11.36)	$2.37	$(6.32)
AVERAGE NUMBER OF SHARES (IN THOUSANDS)
Basic	153,038	142,409	151,726	142,351
Diluted	153,700	142,409	174,323	142,351
CASH DIVIDENDS DECLARED PER DEPOSITARY SHARE	$0.44	$—	$1.66	$—
CASH DIVIDENDS DECLARED PER COMMON SHARE	$0.15	$0.63	$0.60	$2.16

CLIFFS NATURAL RESOURCES INC. AND SUBSIDIARIES
STATEMENTS OF UNAUDITED CONDENSED CONSOLIDATED FINANCIAL POSITION

	(In Millions)
	December 31, 2013	December 31, 2012
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$335.5	$195.2
Accounts receivable, net	270.0	329.0
Inventories	391.4	436.5
Supplies and other inventories	216.0	289.1
Deferred and refundable income taxes	110.7	105.4
Other current assets	236.4	294.8
TOTAL CURRENT ASSETS	1,560.0	1,650.0
PROPERTY, PLANT AND EQUIPMENT, NET	11,153.4	11,207.3
OTHER ASSETS
Other non-current assets	408.5	717.6
TOTAL OTHER ASSETS	408.5	717.6
TOTAL ASSETS	$13,121.9	$13,574.9
LIABILITIES
CURRENT LIABILITIES
Accounts payable	$345.5	$555.5
Accrued employment costs	129.0	135.6
Income taxes payable	61.7	28.3
State and local taxes payable	61.7	65.9
Current portion of debt	20.9	94.1
Accrued expenses	206.4	258.9
Accrued royalties	57.3	48.1
Other current liabilities	203.0	195.1
TOTAL CURRENT LIABILITIES	1,085.5	1,381.5
TOTAL POSTEMPLOYMENT BENEFIT LIABILITIES	294.0	618.3
ENVIRONMENTAL AND MINE CLOSURE OBLIGATIONS	309.7	252.8
DEFERRED INCOME TAXES	1,146.5	1,108.1
LONG-TERM DEBT	3,022.6	3,960.7
OTHER LIABILITIES	379.3	492.6
TOTAL LIABILITIES	6,237.6	7,814.0
EQUITY
CLIFFS SHAREHOLDERS' EQUITY	6,069.5	4,632.7
NONCONTROLLING INTEREST	814.8	1,128.2
TOTAL EQUITY	6,884.3	5,760.9
TOTAL LIABILITIES AND EQUITY	$13,121.9	$13,574.9

CLIFFS NATURAL RESOURCES INC. AND SUBSIDIARIES
STATEMENTS OF UNAUDITED CONDENSED CONSOLIDATED CASH FLOWS

	(In Millions)
	Year Ended December 31,
	2013	2012
OPERATING ACTIVITIES
Net income	$361.8	$(1,126.6)
Adjustments to reconcile net income to net cash provided (used) by operating activities:
Depreciation, depletion and amortization	593.3	525.8
Impairment of goodwill and other long-lived assets	250.8	1,049.9
Derivatives and currency hedges	3.6	4.1
Equity (income) loss in ventures (net of tax)	74.4	404.8
Deferred income taxes	(138.1)	127.0
Changes in deferred revenue and below-market sales contracts	(52.8)	(24.5)
Other	(6.9)	(45.0)
Changes in operating assets and liabilities:
Receivables and other assets	138.8	(74.8)
Product inventories	30.8	39.9
Payables and accrued expenses	(109.8)	(366.1)
Net cash provided by operating activities	1,145.9	514.5
INVESTING ACTIVITIES
Purchase of property, plant and equipment	(861.6)	(1,127.5)
Proceeds from sale of Sonoma	—	152.6
Other investing activities	50.3	13.1
Net cash used by investing activities	(811.3)	(961.8)
FINANCING ACTIVITIES
Net proceeds from issuance of Series A, Mandatory Convertible Preferred Stock, Class A	709.4	—
Net proceeds from issuance of common shares	285.3	—
Net proceeds from issuance of senior notes	—	497.0
Repayment of term loan	(847.1)	(124.8)
Borrowings under credit facilities	670.5	1,012.0
Repayment under credit facilities	(995.5)	(687.0)
Proceeds from equipment loans	164.8	—
Debt issuance costs	—	(4.3)
Repayment of senior notes	—	(325.0)
Contributions by joint ventures, net	23.3	95.4
Common stock dividends	(91.9)	(307.2)
Preferred stock dividends	(35.7)	—
Other financing activities	(55.0)	(36.5)
Net cash (used in) provided by financing activities	(171.9)	119.6
EFFECT OF EXCHANGE RATE CHANGES ON CASH	(22.4)	1.3
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	140.3	(326.4)
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	195.2	521.6
CASH AND CASH EQUIVALENTS AT END OF PERIOD	$335.5	$195.2

CLIFFS NATURAL RESOURCES INC. AND SUBSIDIARIES
NON-GAAP RECONCILIATION - ADJUSTED EARNINGS
In addition to the consolidated financial statements presented in accordance with U.S. GAAP, the Company has presented Adjusted Net Income attributable to Cliffs' shareholders, which is a non-GAAP financial measure that management uses in evaluating operating performance. The presentation of this measure is not intended to be considered in isolation from, as a substitute for, or as superior to, the financial information prepared and presented in accordance with U.S. GAAP. The presentation of this measure may be different from non-GAAP financial measures used by other companies. A reconciliation of this measure to its most directly comparable GAAP measure is provided in the table below.

	(In Millions, Except Per Share Amounts)
	Three Months Ended December 31,		Year Ended December 31,
	2013	2012	2013	2012
NET INCOME (LOSS) FROM CONTINUING OPERATIONS	$(14.2)	$(1,901.4)	$359.8	$(1,162.5)
Less non-cash items:
Goodwill impairment charges	(80.9)	(1,000.0)	(80.9)	(1,000.0)
Wabush-related costs*	(182.6)	(49.9)	(184.3)	(49.9)
Other impairment charges	(15.3)	—	(15.3)	—
Amapa impairment charge	—	(365.4)	(67.6)	(365.4)
MRRT valuation allowance	4.3	(314.7)	13.6	—
AMT valuation allowance	—	(226.4)	(24.4)	(226.4)
Tax impact	54.7	—	55.2	—
NET INCOME ATTRIBUTABLE TO CONTINUING OPERATIONS, net of tax - ADJUSTED	205.6	55.0	663.5	479.2
INCOME and GAIN ON SALE FROM DISCONTINUED OPERATIONS, net of tax	—	30.8	2.0	35.9
NET INCOME - ADJUSTED	205.6	85.8	665.5	515.1
LOSS ATTRIBUTABLE TO NONCONTROLLING INTEREST	57.5	252.4	51.7	227.2
Less special charges:
Noncontrolling interest adjustment	(45.1)	(249.3)	(45.1)	(249.3)
NET INCOME ATTRIBUTABLE TO CLIFFS SHAREHOLDERS - ADJUSTED	$218.0	$88.9	$672.1	$493.0
PREFERRED STOCK DIVIDENDS	(12.8)	—	(48.7)	—
NET INCOME ATTRIBUTABLE TO CLIFFS COMMON SHAREHOLDERS - ADJUSTED	$205.2	$88.9	$623.4	$493.0
EARNINGS PER COMMON SHARE ATTRIBUTABLE TO CLIFFS SHAREHOLDERS - ADJUSTED BASIC
Continuing operations	$1.34	$0.41	$4.10	$3.21
Discontinued operations	—	0.22	0.01	0.25
	$1.34	$0.63	$4.11	$3.46
EARNINGS PER COMMON SHARE ATTRIBUTABLE TO CLIFFS SHAREHOLDERS - ADJUSTED DILUTED
Continuing operations	$1.22	$0.41	$3.84	$3.21
Discontinued operations	—	0.22	0.01	0.25
	$1.22	$0.63	$3.85	$3.46
Weighted average number of shares:
Basic	153.0	142.4	151.7	142.4
Employee stock plans	0.7	—	0.5	—
Depositary Shares	25.2	—	22.1	—
Diluted**	178.9	142.4	174.3	142.4
*Wabush-related costs include write-downs of $28 million and $30 million in the fourth-quarter and full-year 2013, respectively. This was attributed to a supplies inventory write down, which is reported in Cost of Goods Sold on the Statement of Operations.
**Quarterly weighted-average diluted shares outstanding include shares that were considered antidilutive for calculating earnings per share.

CLIFFS NATURAL RESOURCES INC. AND SUBSIDIARIES
NON-GAAP RECONCILIATION - EBITDA AND ADJUSTED EBITDA
In addition to the consolidated financial statements presented in accordance with U.S. GAAP, the Company has presented EBITDA and adjusted EBITDA, which are non-GAAP financial measures that management uses in evaluating operating performance. The presentation of these measures is not intended to be considered in isolation from, as a substitute for, or as superior to, the financial information prepared and presented in accordance with U.S. GAAP. The presentation of these measures may be different from non-GAAP financial measures used by other companies. A reconciliation of these measures to its most directly comparable GAAP measure is provided in the table below.

	(In Millions)			(In Millions)
	Three Months Ended December 31,			Year Ended December 31,
	2013	2012		2013		2012
Net Income (Loss)	(14.2)	(1,870.6)		361.8		(1,126.6)
Less:
Interest expense, net	(44.6)	(59.8)		(179.1)		(195.6)
Income tax (expense) benefit	13.9	(491.1)		(55.1)		(255.9)
Depreciation, depletion and amortization	(155.3)	(144.0)	—	(593.0)	—	(526.0)
EBITDA	$171.8	$(1,175.7)	—	$1,189.0	—	$(149.1)

Less non-cash items:
Goodwill impairment charges	(80.9)	(1,000.0)		(80.9)		(1,000.0)
Noncontrolling interest adjustment	45.0	249.0		45.0		249.0
Wabush-related costs*	(182.6)	(49.9)		(184.3)		(49.9)
Other impairment charges	(15.3)	—		(15.3)		—
Amapa impairment charge	—	(365.4)		(67.6)		(365.4)

Adjusted EBITDA	$405.6	$(9.4)		$1,492.1		$1,017.2

*Wabush-related costs include write-downs of $28 million and $30 million in the fourth-quarter and full-year 2013, respectively. This was attributed to a supplies inventory write down, which is reported in Cost of Goods Sold on the Statement of Operations.